Exhibit 4.25
THIS FIRST PANAMANIAN NAVAL MORTGAGE is made this ....day of June 2005, between ADVENTURE FOUR S.A. a corporation organised and existing in good standing under the laws of the Republic of The Marshall Islands, having its registered office at Trust Company Complex, Ajeltake Island, Majuro, The Republic of the Marshall Islands, (hereinafter referred to as “the Owner”) of the one part and EGNATIA BANK S.A., a Banking Corporation, having its registered office at 4, Danaidon Street, Thessaloniki, Greece, acting for the purposes of this Agreement through its office at 116 Kolokotroni Street, Piraeus 185 35, Greece , (hereinafter called the “Mortgagee”), and the above parties requested the present deed to be drawn in which they declare, agree and covenant as follows:
W H E R E A S:
A. The Owner is the sole, absolute and unencumbered owner of the whole of the m.v. “FREE FIGHTER”ex “SOUTH GLORY” built in 1982, in Varna, Bulgaria and registered under the laws and flag of the Republic of Panama with IMO No 8027755, International Call Letters ............, Official No .............. and the following approximate dimensions and tonnages:

Length:	186.92	metres

Breadth:	27.80	metres

Depth	15.61	metres

Gross Tonnage:	23,696.00	tons

Net Tonnage:	14,790.00	tons
(hereinafter called “the Vessel”)
(B) Pursuant to a Loan Agreement made between (i) the Mortgagee as lender and (ii) the Owner as borrower dated 9th June 2005 as the same may be amended from time to time (“the Loan Agreement”), the Mortgagee has agreed to advance to the Owner the amount of United States Dollars SEVEN MILLION (US$ 7,000,000) (“the Loan”), which expression shall, where the context permits, also mean the amount of the Loan from time to time outstanding upon the terms and subject to the conditions set out in the Loan Agreement.
(C) Pursuant to the Loan Agreement, and in consideration of the obligations of the Mortgagee thereunder, the Owner has agreed, inter alia, to execute and register in favour of the Mortgagee this First Priority Panamanian Naval Mortgage on the Vessel, as security for the due repayment of the Indebtedness (as defined hereinbelow) including the repayment of the Loan (as more specifically set out in the Loan Agreement and this Mortgage) together with interest thereon, costs and other moneys and interest thereon, all as provided in the Loan Agreement and this Mortgage.
NOW THIS MORTGAGE WITNESSETH as follows:
1.	DEFINITIONS AND INTERPRETATION
1.1	In this Mortgage:
1.	“Address for Service” means c/o FREE BULKERS S.A., 93 Akti Miaouli Street, 185 38 Piraeus , Greece, fax no +30 210 4291010, email freebulk@otenet.gr, for the att. of Mr George D. Gourdomichalis and/or Efstathios D. Gourdomichalis and/or Ion Varouxakis, or such other address as the Owners may from time to time designate by not fewer than ten (10) days’ written notice to the Mortgagee for that purpose;

2.	“Administration” has the meaning contained in clause 1.1.3 of the ISM Code;

3.	“Assigned Property” means the Insurances, the Earnings and the Requisition Compensation;

4.	“Assignment” means the deeds of assignment of the Insurances, Earnings and Requisition of Compensation in connection with the Vessel referred to in Clause 12 of the Loan Agreement;

5.	“Business Day” means any day on which banks are open for the transaction of business of the nature contemplated by the Loan Agreement (and not authorised by law to close) in New York, United States of America, London, England, and Athens and/or Piraeus, Republic of Greece, and any other financial centre which the Mortgagee may deem appropriate for the operation of the provisions of the Loan Agreement;

6.	“Charter” means any time charter which may be entered into between the Owner and any charterer in respect of the Vessel of a greater than 12 (twelve) months duration, acceptable to the Mortgagee;

7.	“Company” has the meaning contained in clause 1.1.2 of the ISM Code;

8.	“Corporate Guarantors” means one or more legal entity(ies) nominated by the Borrower and accepted by the Bank may at any time guarantee the obligations of the Borrower under this

Agreement and/or those of the other Security Parties to the Bank and in the singular means any of them.

9.	“Corporate Guarantees” means the guarantee and indemnity to be provided for by the Corporate Guarantors referred to in clause 12 of the Loan Agreement and “Corporate Guarantee” means any of them;

10.	“Currency of Account” means, in respect of any payment to be made to the Mortgagee under or pursuant to any of the Security Documents, the currency in which that payment is required to be made by the terms of the relevant Security Document;

11.	“Default Rate” means the aggregate of a) the Margin b) two percentage points and c) the LIBOR for an amount similar to the amount of the Indebtedness or any relevant part of the Indebtedness for such periods as the Mortgagee shall determine in its discretion;

12.	“Designated Person” means the person responsible for the safe operation of the Vessel in accordance with clause 4 of the ISM Code;

13.	“DOC” means a valid Document of Compliance issued for the Company by the Administration pursuant to paragraph 13.2 of the ISM Code;

14.	“Dollars” and “$” each means available and freely transferable and convertible funds in lawful currency of the United States of America;

15.	“Drawdown Date” means the date (being a Business Day) on which the Loan is advanced by the Mortgagee to the Owner pursuant to the Loan Agreement;

16.	“Earnings” means all hires, freights and/or other moneys payable to or for the account of the Owner in respect of the Vessel including (without limitation) all remuneration for salvage and towage services, demurrage and detention moneys, contributions in general average, compensation in respect of any requisition for hire and damages (whether awarded by any court or arbitral tribunal or by agreement or otherwise) for breach of any contract for the operation, employment or use of the Vessel;

17.	“Encumbrance” means any mortgage, charge, pledge, lien, assignment, hypothecation, title retention or trust arrangement or any other agreement or arrangement which has the effect of creating security;

18.	“Event of Default” means any of the events set out in Clause 7 of this Mortgage and in Clause 14 of the Loan Agreement;

19.	“Facility Period” means the period commencing on the Drawdown Date and ending on the date when the whole of the Indebtedness shall have been repaid in full and the Owner shall have ceased to be under any further or contingent liability to the Mortgagee under or in connection with the Security Documents;

20.	“Group” means the Owner, the other Security Parties and all the all other entities and/or businesses managed by the Manager and/or controlled by the Personal Guarantors

21.	“Guarantors” means the Corporate Guarantors and/or the Personal Guarantors and “Guarantor” means any of them;

22.	“Indebtedness” means the Loan and all other sums of whatsoever nature including costs (together with all interest thereon) which from time to time may be or become due and payable by the Owner to the Mortgagee pursuant to the Security Documents;

23.	“Insurances” means all policies and contracts of insurance (including all entries in Protection and Indemnity or War Risk Associations) which are from time to time taken out or entered into in respect of or in connection with the Vessel or its/their increased value or the Earnings and (where the context permits) all benefits thereof including all claims of whatsoever nature and returns of premium;

24.	“Interest Period” means each interest period selected (or, where the context so permits, periods) agreed by the Mortgagee pursuant to Clause 4.3;

25.	“ISM Code” means the International Management Code for the Safe Management of Ships and for Pollution Prevention, as adopted by the Assembly of the International Maritime Organisation on 4 November 1993 by resolution A.741 (18) and incorporated on 19 May 1994 as chapter IX of the Safety of Life at Sea Convention 1974;

26.	“ISPS Code” means the International Code for the Security of Ships and of Port Facilities (including Appendixes) adopted by one of the resolutions that were adopted on 12 December 2002 by the Conference of Contracting Governments to the International Convention for the Safety of Life at Sea 1974 (London, 9 to 13 December 2002) as the same may be amended or supplemented from time to time.

27.	“LIBOR” means, for an Interest Period:

(a) the rate per annum (rounded upwards, if necessary, to the nearest one-eighth of one per cent.) equal to the offered quotation for deposits in Dollars for a period equal to, or as near as possible equal to, the relevant Interest Period which appears on Telerate Page 3750 at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period (and, for the purposes of this Agreement, “Telerate Page 3750” means the display designated as “Page 3750” on the Telerate Service or such other page as may replace Page 3750 on that service for the purpose of displaying rates comparable to that rate or on such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollars); or

(b) if no rate is quoted on Telerate Page 3750, the rate per annum determined by the Bank to be the arithmetic mean (rounded upwards, if necessary, to the nearest one-eighth of one per cent.) of the rates per annum notified by the Bank as the rate at which deposits in Dollars are offered by leading banks to other leading banks in the London Interbank Market at or about 11.00 a.m. (London time) on the second Business Day prior to the commencement of that Interest Period for a period equal to that Interest Period and for delivery on the first Business Day of it;

28.	“Manager” means FREE BULKERS S.A. a company duly incorporated under the laws of the Republic of The Marshall Islands and having its registered office at Trust Company Complex, Ajeltake Island, Majuro, the Republic of the Marshall Islands, established in Greece under law 89/67 with an office at 93, Akti Miaouli street , 185 38 Piraeus, Greece.

29.	“Margin” means 1.875% (one point eight seven five percent) per annum;

30.	“Mortgage” means this mortgage;

31.	“Mortgagee’s Interest Insurances” means all policies and contracts of mortgagee’s interest insurance, mortgagee’s additional perils (oil pollution) insurance and any other insurance from time to time taken out by the Mortgagee in relation to the Vessel;

32.	“Personal Guarantees” means the guarantee and indemnity to be provided for by the Personal Guarantors referred to in clause 12 of the Loan Agreement and “Personal Guarantee” means any of them;

33.	“Personal Guarantors” means one or more persons to be approved by the Mortgagee in its discretion who shall execute Personal Guarantees and/or (where the context permits) any other person who shall give to the Mortgagee a guarantee and/or indemnity for the due repayment of all or part of the Indebtedness and “Personal Guarantor” means any of them;

34.	“Proceedings” means any suit, action or proceedings begun by the Mortgagee arising out of or in connection with the Security Documents;

35.	“Repayment Date” means the date for payment of any Repayment Instalment in accordance with clause 7 of the Loan Agreement and clause 4.1 of this Mortgage;

36.	“Repayment Instalment” means any instalment of the Loan to be repaid by the owner to the Mortgagee pursuant to clause 7 of the Loan Agreement and clause 4.1 of this Mortgage;

37.	“Requisition Compensation” means all compensation or other moneys which may from time to time be payable to the Owner as a result of the Vessel being requisitioned for title or in any other way compulsorily acquired (other than by way of requisition for hire);

38.	“Security Documents” means the Loan Agreement, this Mortgage, the Assignment, the Corporate Guarantees, the Personal Guarantees, the Pledge and or (where the context permits) any one or more of them or any other agreement or document which may at any time be executed as security for the payment of all or any part of the Indebtedness;

39.	“Security Parties” means the Owner, the Guarantors and any other person or company who may at any time during the facility period be liable for, or provide security for, all or any part of the Indebtedness, and “Security Party” means any one of them;

40.	“Safety Management Certificate”(SMC) means a valid safety management certificate issued for the Vessel by or on behalf of the Administration pursuant to paragraph 13.4 of the ISM Code;

41.	“SMS” means a safety management system for the Vessel developed and implemented in accordance with the ISM Code and including the functional requirements, duties and obligations required by the ISM Code;

42.	“Threshold Amount” means two hundred thousand Dollars ($200,000) or its equivalent in any other currency;

43.	“Total Loss” means actual, constructive, arranged, agreed or compromised total loss of a Vessel or the requisition for title or compulsory acquisition of that vessel by or on behalf of any government or other authority (other than by way of requisition for hire);

44.	“Vessel” means the Vessel more particularly described in Recital (A) to this Mortgage together with all engines, machinery, boats, tackle, outfit, fuels, spares, consumable and other stores, belongings and appurtenances whether on board or ashore, including any which may in the future be put on board or may in the future be intended to be used for the Vessel if on shore.
1.2	Unless otherwise specified in this Mortgage, or unless the context otherwise requires, all words and expressions defined in the Loan Agreement shall have the same meaning when used in this Mortgage; and clause 1.2 of the Loan Agreement shall apply to this Mortgage as it were set out in full.
2.	REPRESENTATIONS AND WARRANTIES

The Owner represents and warrants to the Mortgagee that:
2.1	it was duly organised and is now existing and in good standing under the laws of the Republic of The Marshall Islands, it has duly authorised this Mortgage and all corporate action necessary for the execution and delivery of this Mortgage has been taken; and

2.2	it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Mortgage that it be filed, recorded or enrolled with any governmental authority or agency or stamped with any stamp or similar transaction tax, except for registration of this Mortgage with the Registrar of Ships of the Republic of Panama; and

2.3	it is the sole legal and beneficial owner of the Vessel and it has power to own the Vessel and to register the Vessel under the laws and flag of the Republic of Panama and that (with the exception of this Mortgage) the Vessel is free from any Encumbrance and is not under arrest or in the possession of any person (other than her master and crew) who may become entitled to assert a maritime or possessory lien on it; and

2.4	the Vessel is insured and classed in accordance with the requirements of the Loan Agreement and this Mortgage.

2.5	the Vessel has a Safety Management Certificate and is subject to a Safety Management System which complies with the ISM Code and the Company has a valid Document of Compliance.

2.6	the Vessel has a valid Ship Security Certificate and is subject to a security system and any associated security equipment of the Vessel which complies with the ISPS Code and has an approved Ship Security Plan on board the Vessel.
3.	MORTGAGE AND ASSIGNMENT
3.1	In consideration of the obligations of the Mortgagee under the Loan Agreement and in order to secure to the Mortgagee the repayment of the Indebtedness and the due and faithful performance and observance of the mortgage covenants, and in consideration of the premises, the Owner hereby grants to the Mortgagee a First Priority Panamanian Naval Mortgage on the whole of the Vessel together with the right to register such First Priority Panamanian Naval Mortgage on the whole of the Vessel in the Mortgage Register of the competent Public Registry Office at the City of Panama directly and without participation by the Owners.

3.2	The Owner hereby assigns and agrees to assign to the Mortgagee:
3.2.1	all Earnings of the Vessel during the existence of this security;

3.2.2	all policies of Insurance, that have been, or may hereafter be taken out in respect of the Vessel, and all the benefits thereof, including claims of whatsoever nature, and return of premiums;

3.2.3	all compensation, or other moneys which may be payable as a result of the Vessel having been requisitioned for title, or in other way, compulsorily acquired.
3.3	The total amount secured by this Mortgage is SEVEN MILLION (US $ 7,000,000) plus interest, costs and other amounts constituting the Indebtedness.

3.4	The date of maturity of the Indebtedness secured by this Mortgage and of this Mortgage is the ....th June 2008 (being the Repayment Date of the final Repayment Instalment) or earlier in accordance with the terms of the Loan Agreement.

4.	REPAYMENT OF THE LOAN AND INTEREST

The Owner acknowledges receipt of the Commitment and agrees to repay the Loan to the Mortgagee by twelve (12) consecutive quarterly repayment instalments, the first two (2) of such instalments of Dollars one million (US$ 1,000,000) each, followed by four (4) instalments of Dollars seven hundred fifty thousand (US$ 750,000) each, followed by six (6) instalments of Dollars two hundred fifty thousand (US$ 250,000) each, plus a balloon payment (the “Balloon Payment”) of Dollars five hundred thousand (US$ 500,000) payable together with the last (12th) instalment.
4.1	The first Repayment Date being three (3) months after the Drawdown Date and the subsequent Repayment Dates occurring at three (3) monthly intervals thereafter. Should the Loan not be advanced by the Mortgagee to the Owner in full, then the amount of the each Repayment Instalment shall be reduced pro-rata.

4.2	The Owner may prepay the Loan in whole or in part in the manner and on the terms set out in the Loan Agreement.

The period during which the Loan shall be outstanding pursuant to the Loan Agreement shall be divided into consecutive Interest Periods of one (1) or three (3) months’ duration or such other period as may be requested by the Borrower and agreed by the Bank in its absolute discretion subject to the availability which shall be determined solely by the Bank.

4.3	The first Interest Period shall begin on the Drawdown Date and the final Interest Period shall end on the Repayment Date applicable to the final Repayment Instalment.

4.4	If the Owner shall select, or the Owner and the Mortgagee shall agree, an Interest Period which does not expire on the next Repayment Date, there shall in respect of each part of the Loan equal to a Repayment Instalment falling due for payment before the expiry of that Interest Period, be a separate Interest Period which shall expire on the relevant Repayment Date, and the Interest Period selected or agreed shall apply to the balance of the Loan only.

4.5	During each Interest Period interest shall accrue on the Loan at the rate determined by the Mortgagee to be the aggregate of (a) the Margin, (b) LIBOR determined at or about 11.00 a.m. on the second Business Day prior to the beginning of that Interest Period.

4.6	Interest shall accrue from day to day, shall be calculated on the basis of a 360 day year and the actual number of days elapsed, (or, in any circumstances where market practice differs, in accordance with the prevailing market practice) and shall be paid by the Owner to the Mortgagee on the last day of each Interest Period and additionally, during any Interest Period exceeding three

(3) months on the last day of each such successive three (3) months period after the beginning of that Interest Period.

4.7	Each Interest Period shall, subject to Clauses 4.4, end on the date which numerically corresponds to the date on which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, to the Drawdown Date) in the calendar month which is the number of months selected or agreed after the calendar month in which the immediately preceding Interest Period ended (or, in the case of the first Interest Period, in which the Drawdown Date occurred), except that:
4.7.1	if there is no numerically corresponding date in the calendar month in which the Interest Period ends, the Interest Period shall end on the last Business Day in that calendar month; and

4.7.2	if any Interest Period would end on a day which is not a Business Day, that Interest Period shall end on the next succeeding Business Day (unless the next succeeding Business Day falls in the next calendar month, in which event the Interest Period in question shall end on the next preceding Business Day).

Any adjustment made pursuant to Clause 4.7.1 or 4.7.2 shall be ignored for the purpose of determining the date on which any subsequent Interest Period shall end.
4.8	If an Event of Default shall occur, the whole of the Indebtedness shall, from the date of the occurrence of the Event of Default, bear interest up to the date of actual payment (both before and after judgement) at the Default Rate, compounded and shall be due and payable on the last day of each period commencing on the due date for payment, while each one of the subsequent periods shall commence on the last day of the preceding such period at such intervals as the Mortgagee shall in its discretion determine, which interest shall be payable from time to time by the Owner to the Mortgagee on demand.

4.9	Each determination of an interest rate made by the Mortgagee in accordance with this Clause shall (save in the case of manifest error or on any question of law) be final and conclusive.
5.	INSURANCE
5.1	The Owner covenants to ensure at its own expense throughout the Facility Period that:
5.1.1	the Vessel remains insured against marine risks and war risks for her full market value and in any event for an amount which is not less that one hundred and twenty five per cent (125%) of the amount of the Loan whichever shall be the greater (or otherwise as required by the Mortgagee); and

5.1.2	the Vessel remains entered in a protection and indemnity association in both protection and indemnity classes, or remains otherwise insured against protection and indemnity risks and liabilities; and

5.1.3	the Vessel remains insured against oil pollution caused by the Vessel for the maximum amount of cover from time to time provided by members of the International Group of P&I Clubs.

5.1.4	the Vessel remains insured in respect of all other matters of whatsoever nature and howsoever arising in respect of which the Mortgagee would at any time require at its discretion the Vessel to be insured.

5.2	The Mortgagee agrees that, if and for so long as the Vessel may be laid up with the approval of the Mortgagee, such approval no to be unreasonably withheld, the Owner may at its own expense take out port risk insurance on the Vessel in place of hull and machinery insurance.

5.3	The Owner undertakes to place the Insurances in such markets, in such currency, on such terms and conditions, and with such brokers, underwriters and associations as the Mortgagee shall have previously approved in writing, such approval no to be unreasonably withheld. The Owner shall not alter the terms of any of the Insurances without the prior written consent of the Mortgagee, such consent no to be unreasonably withheld, and will supply the Mortgagee from time to time on request (and in any event without request at least annually) with such information as the Mortgagee may in its reasonable discretion require with regard to the Insurances and the brokers, underwriters or associations through or with which the Insurances are placed.

5.4	The Owner undertakes duly and punctually to pay all premiums, calls and contributions, and all other sums at any time payable in connection with the Insurances, and in its own expense, to arrange and provide any guarantees from time to time required by any protection and indemnity or war risks association. From time to time at the Mortgagee’s request, the Owner will provide the Mortgagee with evidence satisfactory to the Mortgagee that such premiums, calls, contributions and other sums have been duly and punctually paid; that any such guarantees have been duly given; and that all declarations and notices required by the terms of any of the Insurances to be made or given by or on behalf of the Owner to brokers, underwriters or associations have been duly and punctually made or given.

5.5	The Owner will comply in all respects with all terms and conditions of the Insurances and will make all such declarations to brokers, underwriters and associations as may be required to enable the Vessel to operate in accordance with the terms and conditions of the Insurances. The Owner will not do, nor permit to be done, any act, nor make, nor permit to be made, any omission, as a result of which any of the Insurances may become liable to be suspended, cancelled or avoided, or may become unenforceable, or as a result of which any sums payable under or in connection with the Insurances may be reduced or may become liable to be repaid or rescinded in whole or in part.

In particular, but without limitation, the Owner will not permit the Vessel to be employed other than in conformity with the Insurances without first taking out additional insurance cover in respect of that employment in all respects to the satisfaction of the Mortgagee, and the Owner will promptly notify the Mortgagee of any new requirement imposed by any broker, underwriter or association in relation to any of the Insurances.

5.6	The Owner will renew the Insurances before their expiry and shall immediately give the Mortgagee such details of those renewals as the Mortgagee may require.

5.7	The Owner acknowledges that the Mortgagee will (at the Owner’s expense) be at liberty to take out Mortgagee’ Interest Insurance in respect of the Vessel, which Mortgagee’s Interest Insurance shall be for an amount not less than 110% of the amount of the Loan, which shall be on such terms and conditions as the Mortgagee shall in its discretion determine.

5.8	The Owner shall deliver to the Mortgagee certified copies (and, if required by the Mortgagee, and subject to any broker’s lien, the originals) of all policies, certificates of entry and other documents relating to the Insurances (including, without limitation, receipts for premiums, calls or contributions) and shall procure that letters of undertaking in such form as the Mortgagee may approve shall be issued to the Mortgagee by the brokers through which the Insurances are placed (or, in the case of protection and indemnity or war risks associations, by their managers). If the Vessel is at any time during the Facility Period insured under any form of fleet cover, the Owner shall procure that those letters of undertaking contain confirmation that the brokers, underwriters or association (as the case may be) will not set off claims relating to the Vessel against premiums, calls or contributions in respect of any other vessel or other insurance, and that the insurance cover of the Vessel will not be cancelled by reason of non-payment of premiums, calls or contributions relating to any other vessel or other insurance. Failing receipt of those confirmations, the Owner will instruct the brokers, underwriters or association concerned to issue a separate policy or certificate for the Vessel in the sole name of the Owner or of the Owner’s brokers as agents for the Owner.

5.9	The Owner shall promptly provide the Mortgagee with full information regarding any casualty or other accident or damage to the Vessel, the cost of repairing or remedying which is anticipated to exceed the Threshold Amount.

5.10	The Owner agrees that, at any time after the occurrence and during the continuation of an Event of Default, the Mortgagee shall be entitled to collect, sue for, recover and give a good discharge for all claims in respect of any of the Insurances; to pay collecting brokers the customary commission on all sums collected in respect of those claims; to compromise all such claims or refer them to arbitration or any other form of judicial or non-judicial determination; and otherwise to deal with such claims in such manner as the Mortgagee shall in its discretion think fit.

5.11	Whether or not an Event of Default shall have occurred or be continuing, the proceeds of any claim under any of the Insurances in respect of a Total Loss shall be paid to the Mortgagee and applied by it in accordance with Clause 11.

5.12	In the event of any claim in respect of any of the Insurances (other than in respect of a Total Loss), if the Owner shall fail to reach agreement with any of the brokers, underwriters or associations for the immediate restoration of the Vessel, or for payment to third parties, within one hundred and eighty (180) days of making the claim, the Mortgagee shall be entitled to require payment to itself. In the event of any dispute arising between the Owner and any broker, underwriter, association or club with respect to any obligation to make any payment to the Owner or the Mortgagee under or in connection with any of the Insurances, or with respect to the amount of any such payment, the Mortgagee shall (provided that an Event of Default shall have occurred and be continuing) be entitled to settle that dispute directly with the broker, underwriter, or association concerned. Any such settlement shall be binding on the Owner.

5.13	The Mortgagee agrees that any amounts which may become due under any protection and indemnity entry or insurance shall be paid to the Owner to reimburse the Owner for, and in discharge of, the loss, damage or expense in respect of which they shall have become due, unless, at that time the amounts in question become due, an Event of Default shall have occurred and be continuing, in which event the Mortgagee shall be entitled to receive the amounts in question and to apply them either in reduction of the Indebtedness or, at the option of the Mortgagee, to the discharge of the liability in respect of which they were paid.

5.14	The Owner shall not settle, compromise or abandon any claim under or in connection with any of the Insurances (other than a claim of less than Threshold Amount arising other than from a Total Loss) without the prior written consent of the Mortgagee.

5.15	If the Owner fails to effect or keep in force the Insurances, the Mortgagee may (but shall not be obliged to) effect and/or keep in force such insurances on the Vessel and such entries in protection and indemnity or war risks associations as the Mortgagee in its discretion considers desirable and the Mortgagee may (but shall not be obliged to) pay any unpaid premiums, calls or contributions. The Owner will reimburse the Mortgagee from time to time on demand for all such premiums, calls or contributions paid to the Mortgagee, together with interest at the Default Rate from the date of payment by the Mortgagee until the date of reimbursement.
6.	COVENANTS

The Owner covenants with the Mortgagee:

6.1	to comply at all times during the Facility Period in all respects with all other obligations, express or implied, under or arising out of the Security Documents; and

6.2	to keep the Vessel seaworthy and in a state of complete repair and in such a condition as to ensure her compliance with the requirements from time to time of all applicable laws and of her insurers; and

6.3	to maintain the registration of the Vessel and this Mortgage under the flag of the Republic of Panama and not cause nor permit to be done any act or omission as a result of which either of those registrations might be defeated or imperilled; and

6.4	to maintain the Vessel in a condition entitling the Vessel to be classed +100A1 with a classification society members of IACS and be free of recommendations and qualifications with which compliance is overdue; and

6.5	to comply with all laws applicable to the Owner or to the Vessel and to carry on board the Vessel all certificates and other documents which may from time to time be required to evidence such compliance; and

6.6	not without the prior written consent of the Mortgagee (which will not be unreasonably withheld) to make, nor permit nor cause to be made, any material change in the structure, type or speed of the Vessel; and

6.7	(without limiting the Owner’s obligations under Clause 6.5) to provide the Mortgagee with photocopies (certified as true, accurate and complete by a director or the secretary of the Owner) of the Vessel’s Safety Management Certificate and Document of Compliance and will provide the Mortgagee with a statement confirming the identity of the Designated Person and the Company; and

6.8	(without limiting the Owner’s obligations under Clause 6.5) from the Drawdown Date to the end of the Facility Period,:
6.8.1	to maintain a Safety Management Certificate and Document of Compliance, and

6.8.2	to notify the Mortgagee of any actual or threatened withdrawal of the Safety Management Certificate and/or the Document of Compliance, and

6.8.3	not to change the identity of the Designated Person or the Company during the Facility Period without the prior written consent of the Mortgagee such consent not to be unreasonably withheld, and

6.8.4	to notify the Mortgagee of any “accident” or “major non-conformity”, as each of those terms is defined in the Guidelines on the implementation of the International Safety Management Code by Administrations (adopted by the Assembly of the International Maritime Organization pursuant to Resolution A788 (19)), and of the steps being taken to remedy the situation, and

6.8.5	to procure that the Vessel remains at all times subject to a Safety Management System which complies with the ISM Code; and

6.8.6	to obtain and maintain a valid International Ship Security Certificate (ISSC) issued or to be issued for the Vessel under the provisions of the International Ship and Port Facility Security Code (ISPS Code)
6.9	to procure that all repairs to the Vessel or replacements of parts or equipment of the Vessel are effected in such a way as not to diminish the value of the Vessel, and with replacement parts or equipment the property of the Owner and free of all Encumbrances (other than this Mortgage); and

6.10	to permit the Mortgagee and all persons appointed by the Mortgagee to board the Vessel from time to time during the Facility Period on reasonable notice (unless an Event of Default shall have occurred and be continuing) to inspect the Vessel’s state and condition and, if the Vessel shall not be in such a state and condition which complies with the requirements of this Mortgage, to effect such repairs as shall in the reasonable opinion of the Mortgagee be desirable to ensure such compliance, without prejudice to the Mortgagee’s other rights under or pursuant to this Mortgage; and

6.11	immediately to notify the Mortgagee by telex or fax (confirmed by letter) of any arrest or detention of the Vessel and to cause the Vessel to be released from arrest or detention as quickly as possible, and in any event within fifteen (15) Business Days from the date of arrest or detention, and immediately to notify the Mortgagee in the same manner of the release of the Vessel; and

6.12	from time to time on request of the Mortgagee (though not more frequently than half-yearly unless an Event of Default shall have occurred and be continuing) to produce to the Mortgagee written evidence satisfactory to the Mortgagee confirming that the master and crew of the Vessel have no claims for wages beyond the ordinary arrears and that the master has no claim for disbursements other than those properly incurred by him in the ordinary course of trading of the Vessel on the voyage then in progress; and

6.13	not during the Facility Period to sell, agree to sell, or otherwise dispose of, or agree to dispose of, any shares in the Vessel; and

6.14	not during the Facility Period without the prior written consent of the Mortgagee (which will not be unreasonably withheld) to change the name or port of registration of the Vessel; and

6.15	to inform the Mortgagee promptly of any intended lay up of the Vessel; and

6.16	in the event of any requisition or seizure of the Vessel, to take all lawful steps to recover possession of the Vessel as soon as it is entitled to do so; and

6.17	to give to the Mortgagee from time to time during the Facility Period on request (though not more frequently than half-yearly unless an Event of Default shall have occurred and be continuing) such information as the Mortgagee may require with regard to the Vessel’s employment, position and state of repair and will, on the Mortgagee’s request, to supply the Mortgagee with copies of all charterparties and other contracts of employment relating to the Vessel and copies of the Vessel’s deck and engine logs; and

6.18	to comply with all requirements from time to time of the Vessel’s classification society and to give to the Mortgagee form time to time during the Facility Period (though not more frequently than half-yearly unless an Event of Default shall have occurred and be continuing) on request copies of all classification certificates of the Vessel and reports of surveys required by the Vessel’s classification society (the Owner by its execution of this Mortgage irrevocably authorising the Mortgagee to obtain such information and documents from the Vessel’s classification society as the Mortgagee may from time to time require if that information and/or those documents have not been received by the Mortgagee from the Owner within seven days of the Mortgagee’s request), and to notify the Mortgagee immediately of any requirement or recommendation imposed by the Vessel’s classification society; and

6.19	not during hostilities (whether or not a state of war shall formally have been declared and including, without limitation, any civil war) to permit the Vessel to be employed in carrying any goods which may be declared to be contraband of war or which may render the Vessel liable to confiscation, seizure, detention or destruction, nor to permit the Vessel to enter any area which is declared a war zone by any governmental authority or by the Vessel’s insurers unless the Owner has effected at its own expense such additional insurances as may be required in order to maintain the Vessel’s full war risks cover in accordance with Clause 5.1; and

6.20	not without the prior written consent of the Mortgagee (which will not be unreasonable withheld) to let the Vessel on any demise charter or on any time charter, consecutive voyage charter or other contract of employment which (inclusive of any extension option) is capable of exceeding twelve (12) months, nor to employ the Vessel in any way which might impair the security created by the Security Documents; and

6.21	not without the prior written consent of the Mortgagee to enter into any agreement or arrangement for sharing the Earnings; and

6.22	duly to perform (unless prevented by force majeure) and to take all necessary steps to enforce the performance by charterers and shippers of, all charterparties and other contracts of employment and all bills of lading and other contracts relating to the Vessel; and

6.23	at any time following the occurrence of an Event of Default pursuant to clause 14 of the Loan

Agreement which remains unsatisfied not to let the Vessel on charter or renew or extend any charter or other contract of employment of the Vessel, nor agree to do so, without the prior written consent of the Mortgagee; and

6.24	to pay and discharge when due from time to time all Taxes, fines and penalties imposed on the Vessel or the Earnings or on the Owner, its income, profits, capital gains or on any of its property (unless being contested by the Owner in good faith); and

6.25	not without the prior written consent of the Mortgagee to employ anyone other than the Managers as managers of the Vessel, nor to change the terms and conditions on which the Vessel is managed; and

6.26	not at any time during the Facility Period without the prior written consent of the Mortgagee (and then subject to such conditions as the Mortgagee may impose) to create nor grant nor permit to exist any Encumbrance over the Vessel or any of the Assigned Property, with the exception of the Encumbrances and assignments created by the Security Documents and liens for salvage and current crew’s wages and if, despite this Clause, any Encumbrance should arise, immediately to procure its discharge within fifteen Business Days of it arising, and promptly to notify the Mortgagee of any Encumbrance arising and of its discharge in similar manner as is provided in Clause 6.11; and

6.27	to notify the Mortgagee immediately the Owner becomes aware of any legal proceedings or arbitration involving the Vessel or the Owner where the amount claimed by any party (ignoring any counterclaim or defence of set-off) exceeds or may reasonably be expected to exceed the Threshold Amount; and

6.28	not without the prior written consent of the Mortgagee to put the Vessel into the possession of any person for the purpose of work or repairs estimated to cost more than the Threshold Amount (except for repairs the cost of which is recoverable under the Insurances and in respect of which insurers have agreed to make payment in accordance with any applicable loss payable clause) unless that person shall have given an undertaking to the Mortgagee in such terms as the Mortgagee shall reasonably require no to exceed a lien on the Vessel for the cost of the work; and

6.29	If and so often as the aggregate value of the Vessel as determined in accordance with Clause 13.5.4 of the Loan Agreement plus the value of any additional security for the time being actually provided to the Mortgagee pursuant to this Clause shall be less than 140% of the Loan outstanding from time to time(the “Minimum Value”), the Owner will, within forty (40) days of the request of the Mortgagee to do so either pay to the Mortgagee or to its nominee a cash deposit in the amount of such shortfall to be secured in favour of the Mortgagee as additional security for the payment of the Indebtedness or give to the Mortgagee other additional security in amount and form acceptable to the Mortgagee in its discretion or prepay such amount of the Indebtedness as will ensure that the Minimum Value of the Vessel (determined as aforesaid) plus the value of any additional security for the time being actually provided to the Mortgagee pursuant to this Clause shall not be less than 140% of the Loan outstanding from time to time.

6.30	to place and at all times during the Facility Period retain a properly certified copy of this Mortgage and of any assignment of this Mortgage (if so required by any assignee) on board the Vessel with the Vessel’s papers and to cause such certified copy and papers to be exhibited to all persons having business with the Vessel which might give rise to a lien on the Vessel, other than a lien for crew’s wages or salvage or the lien constituted by this Mortgage, and to any representative of the Mortgagee and to place and keep prominently displayed in the chart room and in the master’s cabin of the Vessel a framed printed notice in plain type of such size that the paragraph of reading matter shall cover a space not less than six inches by nine inches reading as follows:

“NOTICE OF MORTGAGE
This Vessel is owned by ADVENTURE FOUR S.A., a corporation organised and existing in good standing under the laws of the Republic of The Marshall Islands, and is subject to a First Preferred Naval Mortgage in favour of EGNATIA BANK S.A.of Greece pursuant to the provisions of Chapter V Title IV of Book Second of the Code of Commerce of the Republic of Panama and other pertinent legislation and pursuant also to the terms of the said Mortgage a certified copy of which is preserved with the vessel’s papers.

Therefore, neither the Owners nor the Captain nor any officer or agent nor ay charterer of this vessel nor any other person whatsover has any power, right or authority whatever to create, incur or permit the imposition on this vessel of any commitments or encumbrances except for crews wages accrued for not more than three (3) months or salvage”.
7.	EVENTS OF DEFAULT

The Mortgagee may at its discretion declare all or any part of the Indebtedness (including accrued but unpaid interest) to be immediately due and payable on the happening of any of the events set out in this Clause:
7.1	if the Owner defaults in the payment of any part of the Indebtedness when due; or

7.2	if any representation or warranty or any other information made or given by the Owner in or leading up to or during the currency of the Security Documents shall be false or incorrect or misleading in any respect which the Mortgagee in its discretion considers to be material; or

7.3	if a distress or execution or other process of a court or authority is levied on any of the property of the Owner after final judgement or by order of any competent court or authority and is not satisfied within fourteen (14) days of such levy; or

7.4	if the Owner shall:
7.4.1	apply for or consent to the appointment of a receiver, trustee, administrator or liquidator of themselves or of all or part of his assets; or

7.4.2	be unable or admit his inability to pay his lawful debts as they mature; or

7.4.3	make a general assignment for the benefit of creditors; or

7.4.4	go into liquidation or administration or be adjudicated bankrupt or insolvent; or

7.4.5	file a voluntary petition in bankruptcy or a petition or an answer seeking re-organisation or an arrangement with creditors to take advantage of any insolvency law; or

7.4.6	file any answer admitting the material allegations of or consent to or default in answering a petition filed against them in any bankruptcy, liquidation, re-organisation, administration or insolvency proceedings or take any action for the purpose of effecting any of the foregoing; or

7.4.7	cease trading or threaten so to do; or

7.4.8	has appointed to it an Inspector under the Companies Act 1985 or any statutory provision which the Mortgagee in its discretion shall consider analogues thereto; or
7.5	if the Owner fails to observe or perform any of the covenants, conditions, undertakings, agreements or obligations on his part contained in any of the Security Documents or shall be in breach thereof or if there shall occur any event which would or would with the passage of time render performance thereof impossible or unlawful or unenforceable by the Mortgagee; or

7.6	if any document or certificate referred to in Clause 3 of the Loan Agreement is not delivered to the Mortgagee within the time required by it; or

7.7	if any consent, licence, approval or authorisation which is now or which may hereafter become necessary to enable the Owner to comply with any of its obligations contained in any of the Security Documents shall be revoked, modified, withdrawn or withheld or shall cease to remain in full force and effect; or

7.8	if any order or judgement is given by any Court for the liquidation, winding up or re-organisation of the Owner or the bankruptcy or for the appointment of a receiver, conservator, administrator, liquidator or trustee of the Owner or all or part of the assets of the Owner or if any person shall appoint or purport to appoint such receiver, conservator, administrator, liquidator or trustee and in the opinion of the Mortgagee such event would be likely to have a materially adverse effect on the Owner; or

7.9	if the business of the Owner is wholly or partially curtailed by any seizure or intervention by or under authority of any government or if all or a substantial part of the undertaking, property or assets of the Owner is seized, nationalised, expropriated or compulsorily purchased by or under authority of any government; or

7.10	if the Vessel or any other vessel which may from time to time be mortgaged to the Mortgagee as security for the repayment of the Indebtedness is forfeited, lost, destroyed or abandoned or is compulsorily acquired or requisitioned for title or for hire by or on behalf of any government or other authority or is confiscated, forfeited, seized or condemned as prize or shall be or become an actual, constructive, arranged or agreed or compromised total loss and the insurance proceeds are not paid within a period of 180 days from such occurrence;

7.11	if any other indebtedness or obligation for borrowed money of the Owner by reason of default on the part of the Owner becomes due or capable of being declared due prior to its stated maturity or is not repaid or satisfied at such maturity or if there occurs a material adverse change in the financial condition of the Owner which the Mortgagee considers may jeopardise its ability to recover the Indebtedness; or

7.12	if the Owner in any manner reduces its authorised or issued or subscribed capital without the written consent of the Mortgagee; or

7.13	if the Vessel or any share therein without the prior written consent of the Mortgagee is sold or agreed to be sold; or

7.14	if any event set out in Clause 7.1 to 7.12 above occurs in relation to any Security Party or any company belonging to the Group.
8.	MORTGAGEE’S POWERS
8.1	If an Event of Default shall occur and be continuing and the Mortgagee shall demand repayment of all or any part of the Indebtedness, the amount of the Indebtedness to which the Mortgagee’s demand relates shall from the date of demand bear interest at the Default Rate, the security constituted by this Mortgage shall become immediately enforceable, and the Mortgagee shall be entitled to exercise all or any of the rights, powers, discretions and remedies vested in the Mortgagee by this Mortgage without any requirement for any court order or declaration that an Event of Default has occurred. The Mortgagee’s right to exercise those rights, powers, discretions and remedies shall be in addition to and without prejudice to all other rights, powers, discretions and remedies to which it may be entitled, whether by law or otherwise. The Mortgagee shall be entitled to exercise its rights, powers, discretions and remedies despite any rule of law or equity to the contrary, and whether or not any previous default shall have been waived, and in particular without any limitations imposed by law.

8.2	In the circumstances described in Clause 8.1, the Mortgagee shall be entitled (but not obliged) to:
8.2.1	take possession of the Vessel wherever she may be;

8.2.2	discharge the master and crew of the Vessel and employ a new master and crew;

8.2.3	navigate the Vessel to such places as the Mortgagee may decide or detain or lay up the Vessel;

8.2.4	in the name of the Mortgagee or the name of the Owner, demand, sue for, receive and give a good receipt for all sums due to the Owner in connection with the Vessel and, in the name of the Mortgagee or the name of the Owner or the name of the Vessel, commence such legal proceedings as it may consider appropriate, or conduct the defence of any legal proceedings commenced against the Vessel or the Owner, in its capacity as owner of the Vessel, the Owner, by its execution of this Mortgage, expressly assigning and granting to the Mortgagee the power and authority to do so;

8.2.5	sell the Vessel or any share therein in any part of the world with or without prior notice to the Owner and with or without the benefit of any charterparty or other subsisting contract of employment by public auction or private contract and upon such terms as the Mortgagee in its absolute discretion may determine with power to postpone any such sale and without being answerable for any loss occasioned by such sale or resulting from postponement thereof; PROVIDED ALWAYS that in the case of sale by private contract twenty (20) days prior written notice shall be given by the Mortgagee to the Owner and to any subsequent mortgagee of the Vessel, and that upon any sale of the Vessel or any share therein by the Mortgagee the purchaser shall not be bound to see or enquire whether the Mortgagee’s power of sale has arisen in the manner herein provided and the sale shall be deemed to be within the power of the Mortgagee and the receipt of the Mortgagee for the purchase money shall effectively discharge the purchaser who shall not be concerned with the manner of application of the proceeds of sale or be in any way answerable therefore;

8.2.6	replace or repair any part of the Vessel or alter her to suit the Mortgagee’s requirements and put her through all appropriate surveys;

8.2.7	employ agents, servants and others on such terms as the Mortgagee may in its discretion determine;

8.2.8	charter or load the Vessel on such terms and for the carriage of such cargoes as the Mortgagee may in its discretion determine.

9.	ANCILLARY PROVISIONS
9.1	At any time after the occurrence and during the continuation of an Event of Default, the Mortgagee shall have power to buy in, rescind or vary any contract for sale of the Vessel and generally to do all things in connection with the sale of the Vessel as it shall think fit.

9.2	On any sale of the Vessel made by the Mortgagee the purchaser shall not be bound to enquire whether the Mortgagee’s power of sale has become exercisable or whether its exercise has become expedient, and the purchaser shall not be affected by any notice that such sale was or may have been irregular in any way. The receipt of the Mortgagee for any amounts paid to it shall be a complete discharge to the purchaser who shall not be concerned with the application of the payment or be answerable for any misapplication. As regards any purchaser, any such sale shall be deemed to be within the power of sale conferred on the Mortgagee by this Mortgage and at law and any remedy of the Owner in respect of any irregularity or impropriety shall be in damages only.

9.3	If the Mortgagee takes possession of the Vessel and until sale the Mortgagee shall be entitled to deal with the Vessel in all respects as if it was the owner of the Vessel.
10.	RECEIVER
10.1	At any time after the occurrence and during the continuation of an Event of Default, the Mortgagee may (but shall not be obliged to) appoint any person to be receiver and/or manager of the Vessel, and/or any of the Assigned Property.

10.2	The appointment of a receiver and/or manager by the Mortgagee may be made in writing under the hand of any authorised signatory of the Mortgagee.

10.3	The Mortgagee shall have the power to authorise any joint receiver and/or manager to exercise any or all of his powers independently of any other joint receiver and/or manager.

10.4	The Mortgagee may at any time and from time to time remove any receiver and/or manager from office and appoint a replacement.

10.5	The Mortgagee shall have the power from time to time to fix the reasonable remuneration of any receiver and/or manager on the basis of charging from time to time adopted by him or his firm and any receiver and/or manager shall not be limited to any maximum amount or rate specified by law.

10.6	Any receiver and/or manager appointed pursuant to this Clause shall be the agent of the Owner and the Owner shall be solely responsible for his acts and defaults and for the payment of his remuneration.

10.7	Any receiver and/or manager appointed pursuant to this Clause shall have all the powers conferred on receivers and/or managers or administrative receivers by law without any restriction, whether imposed by law or otherwise.

10.8	Without limitation, any receiver and/or manager shall have power on behalf of the Owner (and at the Owner’s expense) to do or omit to do anything which the Owner could do or omit to do in relation to the Vessel or any of the Assigned Property and may exercise all or any of the rights, powers, discretions and remedies conferred on the Mortgagee by the Security Documents or at law.

10.9	No receiver and/or manager shall be liable as mortgagee in possession to account or be liable for any loss or realisation of, or any default of any nature in connection with, the Vessel or any of the Assigned Property, or the exercise of any of the rights, powers, discretions and remedies vested in the receiver and/or manager by virtue of the Security Documents or at law in the absence of wilful misconduct
11.	APPROPRIATION

All amounts received by the Mortgagee arising from the exercise by the Mortgagee of its rights, powers discretions and remedies under or pursuant to this Mortgage following the occurrence and during the continuation of an Event of Default (including, without limitation, all amounts received by the Mortgagee in connection with the taking possession and/or sale of the Vessel, any chartering or other use of the Vessel by the Mortgagee, and any claims for damages or claims of any insurance received by the Mortgagee while in possession of or while chartering or using the Vessel) shall, unless otherwise agreed by the Mortgagee or otherwise expressly provided in the Security Documents, be applied by the Mortgagee in or towards satisfaction, or by way of retention on account, of the Indebtedness in such manner as the Mortgagee may in its discretion determine and the surplus, if any, shall be paid to the Owner.

12.	POWER OF ATTORNEY
12.1	The Owner by way of security irrevocably appoints the Mortgagee and any receiver and/or manager appointed by the Mortgagee severally to be its attorney (with unlimited power of substitution and delegation) with power (in the name of the Owner or otherwise) to do all acts which the Owner could do in connection with the Vessel or the Assigned Property, including, without limitation, to execute and deliver a bill of sale transferring title in the Vessel to a third party and to give a good receipt for any purchase price.

12.2	The Mortgagee agrees that it will not exercise any of its powers as attorney of the Owner unless an Event of Default shall have occurred and be continuing, but the exercise of any such powers by the Mortgagee shall not put any person dealing with the Mortgagee on enquiry as to whether an Event of Default has occurred and is continuing and any such person shall not be affected by notice that no Event of Default has in fact occurred or is continuing.

12.3	The exercise by the Mortgagee or by any receiver and/or manager of any of their powers as attorney of the Owner shall be conclusive evidence of their right to do so.
13.	FURTHER ASSURANCE

The Owner agrees that from the time on the written request of the Mortgagee it will immediately execute and deliver to the Mortgagee all further documents which the Mortgagee may reasonably require for the purpose of perfecting or protecting the security intended to be created by this Mortgage.

14.	DISCHARGE OF SECURITY

Following the expiry of the Facility Period the Mortgagee will, at the cost of and on the request of the Owner, execute and deliver to the Owner a discharge of this Mortgage.

15.	COMMUNICATIONS

The provisions of clause 24 of the Loan Agreement shall (mutatis mutandis) apply to this mortgage as if they were set out in full with references to this Mortgage substituted for references to the Loan Agreement, with references to the Owner substituted for references to the Borrower and with references to the Mortgagee substituted for references to the Bank respectively.

16.	LAW AND JURISDICTION
16.1	This Mortgage shall in all respects be governed by and interpreted in accordance with the law of the Republic of Panama.

16.2	For the exclusive benefit of the Mortgagee, the parties to this Mortgage irrevocably agree that the Piraeus Courts of Greece as first instance court and, on appeal, the Piraeus Court of Appeal and the Supreme Court of Athens, both in Greece, are to have jurisdiction to settle any disputes which may arise out of or in connection with this Mortgage and that any Proceedings may be brought in those courts.

16.3	Nothing contained in this clause shall limit the right of the Mortgagee to commence any Proceedings against the Owner in any other court of competent jurisdiction nor shall the commencement of any Proceedings against the Owner in one or more jurisdictions preclude the commencement of any Proceedings in any other jurisdiction, whether concurrently or not.

16.4	The Mortgagee shall in addition have the right to arrest and take action against the Vessel and /or any other vessel to which the Owner shall for the time being have the legal title of ownership, wherever it or they may be, for which purpose the Owner irrevocably agrees that any writ, notice, judgement or other legal process may be served on the Owner or on the Vessel in the manner set out in Clause 16.6 or on the master (or anyone acting as the master) of the Vessel or of the vessel against which the action is taken, which shall be deemed good service on the Owner, the Vessel or such other vessel for all purposes.

16.5	The Owner irrevocably waives any objection which it may now or in the future have to the laying of the venue of any Proceedings in any court referred to in this Clause and any claim that those Proceedings have been brought in an inconvenient or inappropriate forum, and irrevocably agrees that a judgement in any Proceedings commenced in any such court shall be conclusive and binding on it and may be enforced in the courts of any other jurisdiction.

16.6	Without prejudice to the right of the Mortgagee to use any other method of service permitted by law, the Owner irrevocably agrees that any writ, notice, judgement or other legal process shall be sufficiently served on it if addressed to the Owner and left at or sent by post to the Address for Service, and in that event shall be conclusively deemed to have been served at the time of leaving or if posted, at 9.00 a.m. on the third Business Day after posting by prepaid first class post.

16.7	The Owner irrevocably agrees that any writ, notice, judgment or other legal process shall be sufficiently served on them if addressed to them and left at or sent by post to c/o Mr John Hadjis at 6, Bouboulinas Street, 185 35 Piraeus , Greece, fax no +30 210 4225300 or his successors, being hereby appointed the Owner’ s agent for service of legal proceedings.
17.	MISCELLANEOUS
17.1	If at any time any provision of this Mortgage becomes invalid, illegal or unenforceable in any respect, that provision shall be severed from the remainder and the validity, legality and enforceability of the remaining provisions of this Mortgage shall not be affected or impaired in any way.

17.2	In the event of there being any conflict between this Mortgage and the Loan Agreement, the Loan Agreement shall prevail.

17.3	All the covenants and agreements of the Owner in this Mortgage shall bind the Owner and its successors and permitted assignees and shall inure to the benefit of the Mortgagee and its successors, permitted transferees and assignees.

17.4	The headings used in this Mortgage are for reference only; have no legal or other significance, and shall be ignored in the interpretation of this Mortgage.

17.5	The representations and warranties on the part of the Owner contained in this Mortgage shall survive the execution and registration of this Mortgage.

17.6	The Mortgagee may at any time and from time to time waive either unconditionally or on such terms and conditions as it considers appropriate any breach of any of the Security Documents by any of the Security Parties.

17.7	Any waiver by the Mortgagee of any of its rights, powers, discretions or remedies pursuant to the Security Documents or of any breach by any of the Security Parties, or any forbearance by the Mortgagee, or any time or other indulgence granted by the Mortgagee to any of the Security Parties shall not in any way prejudice or affect the right of the Mortgagee to act strictly in accordance with its rights and powers under or pursuant to the Security Documents.

17.8	The Mortgagee may, without prejudice to its rights pursuant to this Mortgage, at any time and from time to time, and on such terms and conditions as the Mortgagee may in its discretion determine, agree with any of the Security Parties to vary or amend any of the Security Documents or any document referred to in or related to any of the Security Documents, or without notice to the Owner grant time or other indulgence to, or compound with, any other person liable (actually or contingently) to the Mortgagee in respect of all or any part of the Indebtedness, and may release or renew negotiable instruments and take and release securities and hold funds on realisation or suspense account without affecting the liability of the Owner or the rights of the Mortgagee under or pursuant to the Security Documents.

17.9	The Mortgagee may at any time and from time to time delegate to any person all or any of its rights, powers, discretions and remedies pursuant to the Security Documents on such terms as the Mortgagee may consider appropriate (including the power to sub-delegate).

17.10	Every right, power, discretion and remedy conferred on the Mortgagee under or pursuant to the Security Documents shall be cumulative and in addition to every other right, power, discretion or remedy to which the Mortgagee may at any time be entitled by law or in equity. The Mortgagee may exercise each of its rights, powers, discretions and remedies as often and in such order as it deems appropriate. The exercise or the beginning of the exercise of any right, power, discretion or remedy shall not be interpreted as a waiver of the right to exercise that or any other right, power, discretion or remedy either simultaneously or subsequently.

17.11	No failure or delay by the Mortgagee in exercising any of its rights, powers, discretions or remedies shall impair any such right, power, discretion or remedy or be interpreted as a waiver of or acquiescence in any default on the part of the Owner, unless expressly agreed to do so by the Mortgagee in writing.

17.12	No provision of the Security Documents shall in any way limit the rights, powers, discretions and remedies of the Mortgagee as mortgagee of the Vessel.

17.13	The security constituted by this Mortgage shall be continuing and shall not be satisfied by any intermediate payment or satisfaction until the Indebtedness shall have been repaid in full and the Mortgagee shall be under no further actual or contingent liability to any third party in relation to the Vessel, the Assigned Property or any other matter referred to in the Security Documents. The security constituted by this Mortgage shall be in addition to any other security now or in the future held by the Mortgagee for or in respect of the Indebtedness, and shall not merge with or prejudice or be prejudiced by any such security or other contractual or legal rights of the Mortgagee nor be affected by any irregularity, defect or informality or by any release, exchange or variation of any such security.

17.14	If the Mortgagee takes any steps to exercise any of its rights, powers, remedies or discretions pursuant to this Mortgage and the result shall be adverse to the Mortgagee, the Owner and the Mortgagee shall be restored to their former positions as if no such steps had been taken.

17.15	Neither the Mortgagee nor any agent or employee of the Mortgagee nor any receiver and/or manager appointed by the Mortgagee shall be liable for any losses which may be incurred in or about the exercise of any of the rights, powers, discretions or remedies of the Mortgagee under or pursuant to this Mortgage, nor liable as mortgagee in possession for any loss on realisation or for any neglect or default of any nature for which a mortgagee in possession might otherwise be liable in the absence of wilful misconduct.

17.16	Any discharge, release or reassignment by the Mortgagee of any of the security constituted by, or any of the obligations of the Owner contained in, any of the Security Documents shall be (and be deemed always to have been) void if any act (including, without limitation, any payment) as a result of which such discharge, release or reassignment was given or made is subsequently wholly or partially rescinded or avoided by operation of any law.

17.17	If the Mortgagee (notwithstanding Clause 6.26) receive notice of any subsequent Encumbrance affecting the Vessel or any shares in the Vessel or any of the Assigned Property, the Mortgagee may open a new account in its books for the Owner and/or the Vessel. If the Mortgagee shall not open such new account, then (unless the Mortgagee gives to the Owner written notice to the contrary) as from the time of receipt by the Mortgagee of notice of such subsequent Encumbrance, all payments made to the Mortgagee shall be treated as having been credited to a new account of the Owner and not as having been applied in reduction of the Indebtedness.

17.18	The rights of the Mortgagee under this Mortgage shall not be affected by any change in the constitution of the Owner or by the liquidation, bankruptcy or insolvency of the Owner.

17.19	No variation or amendment of this Mortgage shall be valid unless in writing and signed on behalf of the Owner and the Mortgagee.

17.20	Despite anything to the contrary which may be contained in this Mortgage, it is intended that nothing in this Mortgage shall waive the preferred status of this Mortgage, and that, if any provision of this Mortgage shall be interpreted as waiving the preferred status of this Mortgage, that provision shall to such extent be void and of no effect.

17.21	The exercise by the Mortgagee or by any receiver and/or manager appointed by the Mortgagee of any of its rights, powers, discretions or remedies under or arising out of this Mortgage shall not be interpreted as the taking by the Mortgagee or by such receiver and/or manager of the management of the Vessel nor as evidencing any intention by the Mortgagee or by any receiver and/or manager appointed by the Mortgagee to take over the management of the Vessel, but shall be deemed to be an exercise of the rights of the Mortgagee under Clauses 10.6 and 12.
18.	POWER OF ATTORNEY FOR REGISTRATION

The Owner and the Mortgagee each confer a special power of attorney with right of substitution upon Messrs. Vives y Associados, a firm of Lawyers with its office at Beatriz M. de Cabal Street, Banco Aliado Building 8th floor Panama, Republic of Panama,, and/or any partner in that firm or such partner to take all necessary steps to prepare, and record this instrument of Mortgage in the appropriate registry office, of the Republic of Panama.

19.	ACCEPTANCE OF MORTGAGE

We EGNATIA BANK S.A., referred to hereinabove, as the “Mortgagee”, DO HEREBY ACCEPT this First Panamanian Naval Mortgage granted to us by ADVENTURE FOUR S.A. and covering the Panamanian flag m.v. “FREE FIGHTER” ex “SOUTH GLORY” , and AGREE to its terms and conditions.
IN WITNESS WHEREOF, the said parties hereto have caused this deed to be executed the day and year first before written.

SIGNED by	)
/s/ [ILLEGIBLE]	)
the duly appointed Attorney	)
for and on behalf of	)
ADVENTURE FOUR S.A.	)
of the Republic of The Marshall Islands	)

SIGNED by	)
Stefanos Kardamakis	)
Pantelis Vokos	)
the duly appointed Attorneys	)
for and on behalf of	)
EGNATIA BANK S.A.	)
)

CONTENTS

1. DEFINITIONS AND INTERPRETATION	2
2. REPRESENTATIONS AND WARRANTIES	6
3. MORTGAGE AND ASSIGNMENT	7
4. REPAYMENT OF THE LOAN AND INTEREST	8
5. INSURANCE	9
6. COVENANTS	12
7. EVENTS OF DEFAULT	17
8. MORTGAGEE’S POWERS	19
9. ANCILLARY PROVISIONS	20
10. RECEIVER	21
11. APPROPRIATION	22
12. POWER OF ATTORNEY	22
13. FURTHER ASSURANCE	23
14. DISCHARGE OF SECURITY	23
15. COMMUNICATIONS	23
16. LAW AND JURISDICTION	23
17. MISCELLANEOUS	24
18. POWER OF ATTORNEY FOR REGISTRATION	27
19. ACCEPTANCE OF MORTGAGE	27